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                                                                     EXHIBIT 4.1

                               DATASCOPE CORP.
                              COMPENSATION PLAN
                   FOR NON-EMPLOYEE DIRECTORS (the "Plan")
                          (as of September 18, 1997)

            Section 1. Eligibility. Each member of the Board of Directors (the "Board") of Datascope Corp. (the "Company") who is not an employee of, or consultant to, the Company or any of its divisions or subsidiaries (an "Eligible Director") is eligible to participate in the Plan.

            Section 2. Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by compensating and providing incentives, which are linked directly to increases in stockholder value, to Eligible Directors for services rendered, time expended and for risks assumed and value added, in order that they will be encouraged to serve on the Board and exert their best efforts on behalf of the Company, thus enhancing the value of the Company for the benefit of the Company's stockholders.

            Section 3. Shares Subject to Plan. Except as otherwise set forth herein, the Company shall not be required to reserve or otherwise set aside funds or shares of common stock, par value $.01 per share, of the Company ("Common Stock") for the payment of its obligations hereunder. The aggregate number of shares of Common Stock that may be issued pursuant to the Plan shall not exceed 25,000, subject to adjustment upon the occurrence of adjustments to the outstanding Common Stock described in Section 11(e) hereof. At all times during the term of the Plan, the Company shall reserve and keep available for issuance such number of shares of Common Stock, adjusted in accordance with
Section 11(e) hereof, as applicable (each a "Share"), as the Company is obligated to issue pursuant to the Plan. Common Stock issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares, as determined in the sole and absolute discretion of the Board. No fractional Shares shall be issued under the Plan.

            Section 4. Administration. (a) Generally. The Plan shall be administered, construed and interpreted by the Board. Pursuant to such authorization, the Board shall have the responsibility for carrying out the terms of the Plan, including but not limited to, the determination of the annual retainer to be paid to all Eligible Directors (the "Annual Fixed Director Compensation"). The Annual Fixed Director Compensation shall be $24,000 per Eligible Director. To the extent permitted under the securities laws applicable to compensation plans including, without limitation, the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or under the Internal Revenue Code of 1986, as amended (the "Code"), the Compensation Committee of the Board, or a subcommittee of the Compensation Committee, may exercise the discretion granted to the Board under the Plan, provided that the composition of such Committee or subcommittee shall satisfy the requirements of Rule 16b-3 under the Exchange Act, or any successor rule or regulation. The Board may also
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designate a plan administrator to manage the record keeping and other routine administrative duties under the Plan.

                  (b) Reliance and Indemnification of Board Members. The Board may employ attorneys, consultants, accountants or other persons, and the Board, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board shall be personally liable for any action, determination or interpretation taken or made in good faith by the Board with respect to the Plan or Annual Fixed Director Compensation granted hereunder, and all members of the Board shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

            Section 5. Compensation. Annual Fixed Director Compensation payable to Eligible Directors for services rendered as a director during a calendar year, if not deferred pursuant to Section 6 of the Plan, shall be paid partly in Shares of Common Stock and partly in cash. Payment shall be made annually, on the tenth business day following the end of the calendar year for which the compensation is payable, to each Eligible Director who served as a director during such calendar year and who was a director on the last day of such calendar year; provided that, if an Eligible Director for any reason does not serve a full calendar year, the Annual Fixed Director Compensation for such incomplete calendar year shall be pro-rated based on the number of full months during which the Eligible Director served as a director, and the payment therefor shall be made, if not deferred pursuant to Section 6 of the Plan, on the tenth business day following the end of the calendar year for which the pro-rated Annual Fixed Director Compensation is payable. The amount of any payment to be made in cash shall equal the result obtained by multiplying (x) the Annual Fixed Director Compensation by (y) the maximum Federal income tax rate in effect at such time that is applicable to individuals, which rate shall be determined from time to time by the Board, with the advice of tax counsel. As of the date of hereof, such rate is 39.6%. The number of Shares to be transferred to the Eligible Director in payment of the balance of such payment of Annual Fixed Director Compensation shall be determined in the manner set forth in Section 7(a).

            Section 6. Election to Defer.

                  (a) Time of Election. As soon as practicable prior to the beginning of a calendar year, an Eligible Director may elect to defer compensation to be received pursuant to the Plan by directing that all of the Annual Fixed Director Compensation which otherwise would have been payable in accordance with Section 5 above during such calendar year and succeeding calendar years shall be credited to a deferred compensation account (the "Director's Account"). Under a valid election, such deferred Compensation shall be payable entirely in Shares of Common Stock, determined in accordance with
Section 7(a) below. Any person who shall become an Eligible Director during any calendar year, and who was not an Eligible Director of the Company prior to the beginning of such calendar year, may elect, within 30 days after his or her term begins, to defer payment of all his or her Annual Fixed Director Compensation earned


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during the remainder of such calendar year and for succeeding calendar years.

                  (b) Form and Duration of Election. An election to defer Annual Fixed Director Compensation shall be made by written notice executed by the Eligible Director and filed with the Secretary of the Company. Such election shall continue until the Eligible Director terminates such election by subsequent written notice filed with the Secretary of the Company. Any such election to terminate deferral shall become effective for the calendar year following receipt of the election form by the Company and shall only be effective with respect to Annual Fixed Director Compensation payable for services rendered as an Eligible Director thereafter. Amounts credited to the Director's Account prior to the effective date of termination shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.

                  (c) Change of Election. An Eligible Director who has terminated his or her election to defer compensation hereunder may thereafter make another election in accordance with Section 6(a) to defer such compensation for the calendar year subsequent to the filing of such election and succeeding calendar years.

            Section 7. The Director's Account. All Annual Fixed Director Compensation that an Eligible Director has elected to defer under the Plan shall be credited to the Director's Account as follows:

                  (a) As of the date that the payment of the Annual Fixed Director Compensation would otherwise be payable, there shall be credited to the Director's Account the number of full Shares of the Company's Common Stock obtained by dividing (x) the amount of the Annual Fixed Director Compensation for the calendar year by (y) the average of the closing price of the Common Stock on the NASDAQ National Market on the last ten trading days of the calendar year for which such Compensation is otherwise payable. If the amount of the Annual Fixed Director Compensation for the calendar year is not evenly divisible by such average closing price of the Common Stock, the balance shall be credited to the Director's Account in cash.

                  (b) At the end of each calendar year, there shall be credited to the Director's Account an amount equal to the cash dividends that would have been paid on the number of Shares of Common Stock credited to the Director's Account as of the dividend record date, if any, occurring during such calendar year as if such Shares had been shares of issued and outstanding Common Stock on such record date, and such amount shall be treated as reinvested in additional shares of Common Stock on the dividend payment date.

                  (c) Cash amounts credited to the Director's Account pursuant to subparagraphs (a) and (b) above shall accrue interest commencing from the date the cash amounts are credited to the Director's Account at a rate per annum to be determined from time to time by the Company. Amounts credited to the Director's Account shall continue to accrue

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interest until distributed in accordance with the Plan. An Eligible Director may be given the opportunity to make a written election to treat the existing cash balance and interest accrued thereon as invested in additional shares of Common Stock. The timing of the effectiveness of such election shall be subject to the Company's discretion.

                  (d) An Eligible Director shall not have any interest in the cash or Common Stock in his or her Director's Account until such cash or Common Stock is distributed in accordance with the Plan.

            Section 8. Distribution from Accounts.

                  (a) Form of Election. At the time an Eligible Director makes an election to defer receipt of Annual Fixed Director Compensation pursuant to either Section 7(a) or 7(c), such Director shall also file with the Secretary of the Company a written election with respect to the distribution of the aggregate amount of cash and Shares credited to the Director's Account pursuant to such election. An Eligible Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal annual installments (provided the payout period does not exceed 15 years). The lump-sum payment or the first installment shall be paid as of (i) the first business day of any calendar year subsequent to the date the Annual Fixed Director Compensation would otherwise be payable, as specified by the Director, (ii) the first business day of the calendar year immediately following the cessation of the Eligible Director's service as a director of the Company or (iii) the earlier of (i) or (ii), as the Eligible Director may elect. Subsequent installments shall be distributed as of the first business day of each succeeding annual installment period until the entire amount credited to the Director's Account shall have been distributed. A cash payment will be made with the final installment for any fraction of a share of Common Stock credited to the Director's Account.

                  (b) Adjustment of Method of Distribution. An Eligible Director participating in the Plan may, prior to the beginning of any calendar year, file another written election with the Secretary of the Company electing to change the date and/or method of distribution of the aggregate amount of cash and Shares of Common Stock credited to the Director's Account for services rendered as a director commencing with such calendar year. Amounts credited to the Director's Account prior to the effective date of such change (the "Prior Amounts") shall not be affected by such change and shall be distributed only in accordance with the election in effect at the time the Prior Amounts were credited to the Director's Account; provided, however, that an Eligible Director may elect to change the time at which Prior Amounts are to be paid, if (i) a written election to effect such change is filed with the Secretary of the Company at least one year before the earliest scheduled payment of the Prior Amounts and (ii) such change would not accelerate the Eligible Director's receipt of the Prior Amounts. Notwithstanding the foregoing, in the event an Eligible Director suffers a severe financial hardship outside the control of such Director, as determined by the Company, the Eligible Director may elect to advance or defer the date of distribution of his or her Director's Account or change the method of distribution thereof.


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                  (c) Change of Control. Notwithstanding anything to the
contrary contained herein, upon a "Change of Control" (as defined below), the full number of Shares of Common Stock and cash in each Director's Account shall be immediately funded and be distributable on the earlier of the date six months and one day following the "Change of Control" or the distribution date(s) previously elected by an Eligible Director. For purposes of this Plan, a "Change of Control" shall mean a change in control of a nature that would be required to be reported in a current report on Form 8-K, as in effect on the date of this Plan, or pursuant to Section 13 or 14(d) of the Exchange Act, including, without limitation, (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or Lawrence Saper or an entity directly or indirectly controlled by Lawrence Saper, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities unless the Company's Board, within fifteen (15) business days after having been advised of such acquisition of beneficial ownership, adopts a resolution approving such acquisition, or (ii) the failure, for any reason, of the individuals who presently constitute the Board (the "Incumbent Board") to constitute at least a majority thereof, provided that any director whose election has been approved in advance by directors representing at least two-thirds (2/3) of the directors comprising the Incumbent Board shall be considered, for these purposes, as though such director were a member of the Incumbent Board.

            Section 9. Distribution on Death. If an Eligible Director should die before all amounts credited to the Director's Account shall have been paid in accordance with the election referred to in Section 8, the balance in such Director's Account as of the date of such Director's death shall be paid promptly following such Director's death, in accordance with the method of payment elected by the Eligible Director, to the beneficiary designated in writing by such Director. Such balance shall be paid to the estate of the Eligible Director if (a) no such designation has been made or (b) the designated beneficiary shall have predeceased the Director and no further beneficiary designation has been made.

            Section 10. Amendment and Termination.

                  (a) Modifications to the Plan. The Plan shall continue in effect until terminated by the Board. The Board may at any time amend or terminate the Plan; provided, however, that (i) no amendment or termination shall impair the rights of an Eligible Director with respect to amounts then credited to the Director's Account; (ii) the provisions of the Plan relating to eligibility, the amount and price of securities to be awarded, the timing of and the amount of Annual Fixed Director Compensation awards shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; and (iii) no amendment shall become effective without approval of the stockholders of the Company if such stockholder approval is required to enable the Plan to satisfy applicable state or Federal statutory or regulatory requirements.


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                  (b) Rights of Eligible Director. No amendment, suspension or termination of the Plan that would adversely affect the right of any Eligible Director with respect to a Director's Account will be effective without the written consent of the affected Eligible Director.

                  (c) Correction of Defects, Omissions and Inconsistencies. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

            Section 11. Miscellaneous.

                  (a) Non-Transferable. The right of an Eligible Director to receive any amount in the Director's Account shall not be transferable or assignable by such Director, except by will or by the laws of descent and distribution, and no part of such amount shall be subject to attachment or other legal process.

                  (b) No Right to Continue as Director. Nothing contained herein or in any instrument executed pursuant to the Plan will confer upon any Eligible Director any right to continue as a member of the Board or affect the right of the Company, the Board or the stockholders of the Company to terminate the directorship of any Eligible Director at any time with or without cause.

                  (c) No Right to Assets or Voting Rights. The establishment and maintenance of, or allocation and credits to, the Director's Account shall not vest in the Eligible Director or his beneficiary any right, title or interest in and to any specific assets of the Company. An Eligible Director shall not have any dividend or voting rights or any other rights of a stockholder (except as expressly set forth in Section 7(b) with respect to dividends and as provided in subparagraph (e) below) until the shares of Common Stock credited to a Director's Account are distributed. The rights of an Eligible Director to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company.

                  (d) Annual Statement. Each Eligible Director participating in the Plan will receive an annual statement indicating the amount of cash and number of Shares of Common Stock credited to the Director's Account as of the end of the preceding calendar year.

                  (e) Adjustments Upon Changes in Capitalization. If adjustments are made to outstanding Shares of Common Stock as a result of stock dividends, stock splits, recapitalizations, mergers, consolidations and similar transactions, an appropriate adjustment shall be made in the number of Shares of Common Stock credited to the Director's Account.

                  (f) Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey, without


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regard to the choice-of-law principles thereof, and applicable federal law.

                  (g) Arbitration. All claims and disputes between an Eligible Director and the Company arising out of, or related to, the Plan shall be submitted to arbitration by a single arbitrator, in accordance with the rules of the American Arbitration Association. Such arbitration shall be held in New York, New York or such other place as may be agreed upon in writing at the time by the parties to such arbitration. Notice of demand for such arbitration shall be given in writing to the other party and shall be made within a reasonable time after the claim or dispute has arisen. The parties to such arbitration shall each pay one-half of the costs of such arbitrator. The award rendered by such arbitrator in such arbitration shall be final, and judgment may be entered upon such award in accordance with applicable law in any court having jurisdiction thereof. The provisions of this Section 11(g) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

                  (h) Severability. If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

                  (i) Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Board from adopting other compensation arrangements for Eligible Directors, subject to stockholder approval if such approval is required. Such other arrangements may be either generally applicable or applicable only in specific cases.

                  (j) Representations. The Board may require, as a condition to the right to receive payment of the Annual Fixed Director Compensation (whether directly or from the Director's Account), that the Company receive from the Eligible Director, representations, warranties and agreements to the effect that the Shares are being accepted by the Eligible Director only for investment and without any present intention to sell or otherwise distribute such Shares and that the Eligible Director will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

                  (k) Withholding. The Company shall be authorized to withhold from any Director's Account, or any payment due under the Plan, the amount of withholding taxes due in respect thereof, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Upon receiving distributions from the Director's Account, the Eligible Director receiving Shares pursuant thereto may be required to pay the Company the amount of any such withholding taxes which is required to be


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withheld with respect to such Shares.

                  (l) Cost of the Plan. The costs and expenses of administering the Plan shall be borne by the Company.

                  (m) No Waiver of Breach. No waiver by any person at any time or any breach by another person of, or compliance with, any condition or provision of the Plan to be performed by such other person shall be deemed a waiver of the same, any similar or any dissimilar provisions or conditions at the same, or at any prior or subsequent, time.

                  (n) No Trust or Fund Created. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and an Eligible Director or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof ("Person"). To the extent that any Person acquires a right to receive payments from the Company pursuant to a Directors' Account, such right shall be no greater than the right of any unsecured general creditor of the Company.

                  (o) Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.


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                                FORM OF ELECTION

                                 DATASCOPE CORP.
                  COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

      Reference is hereby made to the Datascope Corp. Compensation Plan For Non-Employee Directors (the "Plan"). Any capitalized term used herein but not defined herein shall have the meaning ascribed to such term in the Plan. By checking the boxes, the undersigned Non-Employee Director of the Company may elect to defer receipt of Annual Fixed Director Compensation under the Plan, and the form of distributions under the Plan. The election is irrevocable once the calendar year begins; however, it may be changed with respect to future calendar years. Any change of election regarding distributions shall be effective only with respect to amounts credited to the Director's Account for calendar years following such election. Amounts credited to the Director's Account prior to such change shall not be affected by such change and shall be distributed only in accordance with the election in effect at the time such amounts were credited to the Director's Account. This Form of Election is subject to the terms and conditions of the Plan.

ELECTION TO DEFER RECEIPT OF
ANNUAL FIXED DIRECTOR COMPENSATION:

      |_| Election to Defer Receipt of Annual Fixed Director Compensation. If you do not check this box, or do not file this "Form of Election" with the Secretary of the Company, all Annual Fixed Director Compensation will be paid currently, as it becomes due under the Plan.

ELECTION REGARDING DISTRIBUTION FROM DIRECTOR'S ACCOUNT:

      Events of Distribution:

      |_| The first business day on or after the ______ anniversary of the date the Annual Fixed Director Compensation would otherwise be payable.

      |_| The first business day of the calendar year immediately following the cessation of the undersigned's service as a director of the Company.

      |_| The earliest of the above-listed events that were selected by the undersigned.

      Method of  Distribution:

      |_|   One lump-sum payment.

      |_| ______ equal annual installments (payment period not to exceed 15 years).

ELECTION BY:                        ACCEPTED FOR FILING BY:

-------------------------------     ---------------------------------
                                    Secretary of Datascope Corp.

Date:___________________________    Date: ____________________________

IF NO BOXES ON THIS FORM OF ELECTION ARE CHECKED, ANNUAL FIXED DIRECTOR, COMPENSATION WILL BE PAID CURRENTLY AS IT BECOMES DUE UNDER THE PLAN.